EXHIBIT 21

SUBSIDIARIES OF NUVERA COMMUNICATIONS, INC.

Name of Subsidiary	Ownership	Jurisdiction of Incorporation
Hutchinson Cellular, Inc.	100% owned by HTC	Minnesota
Hutchinson Telecommunications, Inc.	100% owned by HTC	Minnesota
Hutchinson Telephone Company	100%	Minnesota
Peoples Telephone Company	100%	Iowa
Scott Rice Telephone Co.	100%	Minnesota
Sleepy Eye Telephone Company	100%	Minnesota
TechTrends, Inc.	100%	Minnesota
Western Telephone Company	100%	Minnesota

The financial statements of all wholly-owned subsidiaries listed above are included in the Consolidated Financial Statements of Nuvera Communications, Inc. on this Form 10-K for the year 2019. Nuvera Communications, Inc. is incorporated in the state of Minnesota.